Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
IDI Holdings, LLC	Delaware
Interactive Data, LLC	Georgia
Red Violet Technologies, LLC	Delaware
IDI Verified, LLC	Delaware
Forewarn, LLC	Delaware
Red Violet Blockchain and Analytical Solutions, LLC	Delaware
Whoodle, LLC	Delaware
HolSol, LLC	Delaware